UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2008

Synovics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22011	86-0760991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5360 Northwest 35th Avenue, Ft. Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 486-4590

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 29, 2008, the guarantees and undertakings given by Nostrum Pharmaceuticals, Inc. (“Nostrum”) and Nirmal Mulye, Ph.D. (the “Nostrum Guarantee”) securing the Registrant’s credit facility with the Bank of India, New York Branch (the “BOI Loan”) in the principal amount of $6,550,000 (the “BOI Loan”) were replaced with a letter of credit issued by Maneesh Pharmaceuticals Pvt. Ltd. (“Maneesh”) in favor of BOI securing the BOI Loan. Consequently, the Registrant has delivered a notice to the escrow agent, pursuant to the terms of an escrow agreement entered into with Nostrum, demanding release to the Registrant of the 10,661,000 shares of common stock (the “Escrow Shares”) being held in escrow pending the release of the Nostrum Guarantee. Nostrum is currently contesting the release of the Escrow Shares and the Registrant intends to vigorously pursue the release of the Escrow Shares and believes that Nostrum’s challenge is completely lacking merit.

As an inducement to Maneesh for replacing the Nostrum Guarantee, the Registrant agreed, pursuant to a side letter agreement with an affiliate of Maneesh, to issue to Maneesh 4,000,000 shares of its common stock and to “gross up” the number of such shares in the event that all or part of the Escrow Shares are ultimately released to Nostrum. The Registrant has further agreed to issue 3,000,000 shares of its common stock to Maneesh in the event that the principal amount of BOI Loan is increased to $10 million, as consideration for Maneesh’s guaranty of the increased facility.

Further, on April 29, 2008, the date the Nostrum Guarantee was replaced, the Registrant’s board of directors appointed Vinay Sapte, a Maneesh designee, to join the board and simultaneously therewith, Richard Feldheim and William McCormick resigned from the Registrant’s board and audit and compensation committees. As a result, the Registrant’s board of directors is presently comprised of Ronald H. Lane, Ph.D. and Vinay Sapte.

Mr. Sapte, age 52, serves as Chairman and Managing Director of Maneesh, a pharmaceuticals manufacturing and distribution company based in India, which he founded in 1975. Mr. Sapte has an Electrical Engineering Degree from the University of Mumbai. Maneesh beneficially owns 1,500,000 shares of the Registrant’s common stock (excluding the shares issuable in connection with the BOI Loan), and an affiliate of Maneesh purchased a bridge note in the Registrant’s recent bridge note offering that initially closed on April 3, 2008 (the “2008 Bridge Note Offering”) in the principal amount of $1,000,000 entitling it to, among other things, the issuance of 200,000 shares of the Registrant’s common stock.

The Registrant has agreed to further reconstitute its board upon the initial closing of the qualified equity financing as contemplated by the 2008 Bridge Note Offering (including the investment of a further $5 million in the Registrant by Maneesh) and compliance with regulatory requirements including the filing of an Information Statement on Schedule 14 F-1. In such event, the Registrant’s board of directors will consist of five directors to which two additional Maneesh designees (Maneesh Sapte, Vinay Sapte’s brother, and Jyotindra Gange) and one designee of Harcharan Singh designee (Harcharan Singh) will be appointed. In addition, the Registrant has agreed that if the new five member board decides to expand to seven members, then such vacancies will be filled by a fourth Maneesh designee and a designee of Axiom.

The foregoing description of the transactions described above is qualified in its entirety by the Side Letter, as amended, attached as an exhibit hereto.

Item 9.01.	Financial Statements and Exhibits
(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits
10.1	Side Letter dated April 3, 2008 among the Registrant and Svizera Holdings BV, as amended on April 24, 2008
10.2	Amendment dated April 24, 2008 to Side Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 5, 2008

SYNOVICS PHARMACEUTICALS, INC.

By:	/s/ Steven Getraer
Name:	Steven Getraer
Title:	Chief Financial Officer